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                                  Form 12b-25

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25     Commission File No.: 333-38689
                                                       CUSIP No.: Not Applicable

                          NOTIFICATION OF LATE FILING

                                 (Check One):

         [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ]
             Form 10-Q and Form 10-QSB [ ] Form N-SAR
         For Period Ended: December 31, 1998
                           -----------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: ________________________

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

       Item 8, with respect to the financial statements of National Sports
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       Partners only.

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PART I - REGISTRANT INFORMATION

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Full name of Registrant                       Fox / Liberty Networks, LLC
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Former name if applicable                               N/A
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Address of principal executive
 office (street and number)                  1440 South Sepulveda Boulvard
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City, State and Zip Code                     Los Angeles, California 90025
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PART II - RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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The registrant is unable to file the required financial statements relating to
National Sports Partners under Item 8 of the registrant's annual report on Form 10-K for the year ended December 31, 1998 in a timely manner without unreasonable effort or expense due to National Sports Partners' inability to obtain certain necessary information from its equity partners.

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PART IV - OTHER INFORMATION

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     (1)  Name and telephone number of person to contact in regard to this notification.

             Jeff Shell                     (310) 444-8123
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               (Name)                     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

     If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Fox / Liberty Networks, LLC
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                 (Name of Registrant as specified in charter)

  has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 1999                   By: /s/ Jeff Shell
      ----------------                      ------------------------------------
                                            Jeff Shell, Executive Vice President
                                                and Chief Financial Officer

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                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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